Exhibit 10.15



                              SEPARATION AGREEMENT

         This Separation Agreement (the "Agreement") is entered into between Dean P. Vlahos ("Vlahos"), on the one hand, and Unique Casual Restaurants, Inc., a Delaware corporation (the "Company"), and Champps Entertainment, Inc., a Minnesota corporation ("CEI"), on the other hand, as of February 2, 1998.

         In exchange for the mutual promises contained in this Agreement, Vlahos, the Company and CEI agree as follows:

         1. Resignation as Director of the Company

         Vlahos hereby resigns as a Director of the Company effective as of February 2, 1998 (the "Effective Date").

         2. Resignation as Chairman and Chief Executive Officer of Champps Entertainment, Inc. and Termination of Employment Agreement

         Vlahos hereby resigns as Chairman of the Board of Directors (and therefore as a director) and Chief Executive Officer of CEI effective on the Effective Date. Vlahos agrees that the Employment Agreement by and between Vlahos and DAKA International, Inc., dated October 10, 1995 (as amended to date), shall be terminated as of the Effective Date and neither the Company (as successor to DAKA International, Inc.) nor CEI nor Vlahos shall have any further obligations thereunder.

                  (a)      Accrued Salary

         To the extent that the Company and CEI have not already done so by the Effective Date, the Company and CEI shall pay to Vlahos all base salary accrued to and including the Effective Date at the current salary rate of $350,000 per year.

                  (b)      Benefits

                           (i) The Company and CEI shall not make any  severance
payments or other payments in consideration of the termination of Vlahos employment with the Company and CEI.

                           (ii) Vlahos may elect to continue  the current  group
medical and/or dental insurance coverage for up to 18 months following the Effective Date provided Vlahos or his eligible dependent(s) remain eligible for such coverage under the federal law known as "COBRA". In the event that Vlahos elects to continue such coverage, Vlahos shall pay the full cost of such insurance.

                           (iii) Except as expressly  provided  herein,  Vlahos'
participation in all Company and CEI employee benefit plans shall terminate as of the Effective Date in accordance with the terms of those plans.

                           (iv)  Vlahos will not receive any options to purchase
common stock of the Company on account of his service as an officer or director of the Company or CEI for any period ending on, before or after the Effective Date.

                           (v) Vlahos acknowledges that of the Effective Date he
had no right to receive compensation or other consideration for, on account of or in lieu of any of the following: accrued but unused vacation time, bonus, car allowance, reimbursable business expenses, 401(k) or similar plans, the Company's 1997 Employee Stock Purchase Plan, the Company's 1997 Stock Option and Incentive Plan or other similar plans or arrangements with the Company, CEI or their predecessors, affiliates or subsidiaries.

         3. Purchase of Minnetonka Restaurant

         Vlahos and CEI shall enter into an asset purchase agreement substantially in the form attached hereto as Exhibit A (the "Asset Purchase Agreement") pursuant to which Vlahos shall purchase, and CEI shall sell, that certain Champps Americana restaurant located at 1641 Plymouth Road, Minnetonka, Minnesota (the "Minnetonka Restaurant"). Such terms shall include the payment by Vlahos of $1,500,000, in the form of a wire transfer or cashier's check to the Company on the Closing Date (as defined in the Asset Purchase Agreement).

         4. Right to Develop Eden Prairie Restaurant

         CEI hereby grants to Vlahos the right to develop and operate a franchised Champps Americana restaurant to be located at a site within the city limits of Eden Prairie, Minnesota, that is approved in writing by CEI (the "Eden Prairie Restaurant"), provided that such development right shall expire if the Eden Prairie Restaurant is not developed and open to the public prior to the eighth anniversary of the date hereof. Vlahos and CEI shall enter into a franchise agreement with respect to the Eden Prairie Restaurant on terms substantially equivalent to the terms of the franchise agreement with respect to the Minnetonka Restaurant which is attached hereto as Exhibit B (the "Eden Prairie Franchise Agreement").

         5. Development Agreement

         Vlahos and CEI shall enter into a development agreement in the form attached hereto as Exhibit C (the "Development Agreement") which shall grant to Vlahos the right to develop and operate up to five (5) additional Champps
Americana restaurants (in addition to the Minnetonka and Eden Prairie restaurants), subject to the terms and conditions set forth in the Development Agreement. The Development Agreement shall set forth the franchise fees to be paid by Vlahos (and any successor) to CEI.

         6. Covenants

         Vlahos acknowledges that, as part of the consideration for the Company's and CEI's agreements herein and in the Asset Purchase Agreement and the Development Agreement, Vlahos agrees to be bound by the following covenants:

                  (a) Vlahos acknowledges that CEI owns all right, title and interest in and to the Champps System (as defined in the Development Agreement). Vlahos further acknowledges that: the Champps System consists of trade secrets and confidential and proprietary information and know-how that gives CEI a competitive advantage; CEI has taken measures to protect the trade secrets and the confidentiality of the proprietary information and know-how comprising the Champps System; all material or other information now or hereafter provided or disclosed to Vlahos regarding the Champps System is disclosed in confidence; Vlahos has no right to disclose any part of the Champps System to anyone who is not an employee, agent, consultant or counsel of Vlahos; Vlahos will disclose to his employees, agents, consultants or counsel only those parts of the Champps System that an employee, agent, consultant or counsel needs to know; and if requested by CEI, Vlahos shall obtain from those of his employees, agents, consultants or counsel designated by CEI an executed Confidential Disclosure Agreement in the form reasonably prescribed by CEI. Vlahos further acknowledges that he will not, other than as a Champps franchisee, acquire any interest in the Champps System and that the use or duplication of the Champps System or any part of the Champps System in any other business would constitute an unfair method of competition.

         Vlahos shall not communicate or disclose any trade secrets or confidential or proprietary information or know-how of the Champps System to any unauthorized person, or do or perform, directly or indirectly, any other acts injurious or prejudicial to the Proprietary Marks (as defined in the Development Agreement) or the Champps System. Any and all information, knowledge, know-how and techniques, including all drawings, materials, equipment, specifications, recipes, techniques and other data that CEI designates as confidential shall be deemed confidential for purposes of this Agreement. Provided however, that none of the preceding or foregoing provisions shall apply to any information, documents or know-how which is then generally known to the public or is disclosed in accordance with an order of a court of competent jurisdiction or in a manner otherwise required by law.

         If Vlahos develops any new concepts, processes or improvements relating to the Champps franchised restaurant(s) and the Champps System, Vlahos promptly shall notify CEI and provide CEI with all information regarding the new concept, process or improvement, all of which shall become the property of CEI and which may be incorporated into the Champps System without any payment to Vlahos.

                  (b) Vlahos acknowledges that he has had and will under the various agreements contemplated hereby continue to have access to valuable trade secrets, specialized training and confidential information from CEI regarding the development, operation, purchasing, sales and marketing methods and techniques of CEI and the Champps System; the Champps System and the opportunities, associations and experience established and acquired by Vlahos under this Agreement and the other agreements contemplated hereby are of substantial and material value; in developing the Champps System, CEI has made and continues to make substantial investments of time, technical and commercial research and money; CEI would be unable adequately to protect the Champps System and its trade secrets and confidential and proprietary information against unauthorized use or disclosure and would be unable adequately to encourage a free exchange of ideas and information among Champps Restaurants if franchisees or developers were permitted to hold interests in competitive businesses; and restrictions on Vlahos' right to hold interests in, or perform services for, competitive businesses will not hinder his activities.

         Accordingly, Vlahos covenants and agrees that during the Development Term (as defined in the Development Agreement), and for a period of 2 years following its expiration or earlier termination, Vlahos shall not, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with, any person, firm, partnership, corporation, or other entity:

                           (i)  divert or  attempt  to divert  any  business  or
customer, or potential business or customer, of any Champps Restaurant to any competitor, by direct or indirect inducement or otherwise;

                           (ii)  knowingly  employ or seek to employ  any person
then employed by CEI or any franchisee of CEI as a manager, or otherwise directly or indirectly induce such person to leave his or her employment without CEI's prior written consent; or

                           (iii) own,  maintain,  operate,  engage  in,  advise,
help, make loans to, or have any interest in, either directly or indirectly, any restaurant business: (A) that is the same as, or substantially similar to, a Champps Restaurant or a Fuddruckers restaurant; or (B) whose method of operation or trade dress is similar to that employed in the Champps System or in the operation of Fuddruckers restaurants. The "Champps" or "Champps Americana" trade dress includes, without limitation, the use of several of the following elements in the design and operation of the restaurant: extensive use of televisions, patio with fireplace, open kitchen, dining on multiple levels, disc jockey at restaurant. While it is understood that the use of some of these items are used in "casual dining" restaurants (i.e. Houston's, Bandera, P.F. Chang's, TGI Friday's, Houlihan's, Landry's Seafood, Applebee's, Capitol Grille, Macaroni Grill, Cheesecake Factory, Z-Tejas, Palomino, Rock Bottom, J. Alexander's, etc.), the way in which several of these items are used in combination by Champps constitutes its distinctive trade dress. This covenant is not intended to cover all "casual dining" or sports-themed concepts. During the Development Term, there is no geographical limitation on this restriction. Following the expiration or earlier termination of the Development Term, this restriction shall apply within twenty (20) miles of any then-existing Champps Restaurant or Fuddruckers restaurant, except as otherwise approved in writing by CEI. This restriction shall not apply to the Minnetonka and Eden Prairie Restaurants or any restaurant or foodservice operations contemplated by the Development Agreement.

         The Company and CEI acknowledge and agree that, notwithstanding anything to the contrary herein, Vlahos may be engaged in and is hereby permitted to engage in the ownership operation and management of new restaurant businesses including but not limited to "casual dining," formal dining, sports-themed and fast food restaurants, some of which may have elements of the trade dress of the Champps system (other than the extensive use of televisions), provided that those restaurants are not substantially similar to Champps or Fuddruckers restaurants.

         If any part of these restrictions is found to be unreasonable in time or distance, each month of time or mile of distance may be deemed a separate unit so that the time or distance may be reduced by appropriate order of the court to that deemed reasonable. If CEI files suit to enforce the post-termination portion of these restrictions, the 2-year period shall begin running upon the entry of a final, non-appealable judgment.

         (c) CEI shall have the right, in its sole discretion, to reduce the scope of any covenant in this Section 6 effective immediately upon Vlahos' receipt of written notice, and Vlahos agrees that he shall comply forthwith with any covenant as so modified, which shall be fully enforceable so long as any such reduction does not add additional burden, limitation or restriction on Vlahos.

         (d) The restrictions contained in this Section 6 shall not apply to ownership of less than a 5% legal or beneficial ownership in outstanding equity securities of any publicly held corporation by Vlahos. The existence of any claim Vlahos may have against CEI or the Company, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by the Company and CEI of the covenants in this Section 6.

         (e)  Vlahos   acknowledges   that  any   failure  to  comply  with  the
requirements of this Section 6 will cause CEI and the Company irreparable injury, and Vlahos hereby accordingly consents to the entry of an order by any court of competent jurisdiction for specific performance of, or for an injunction against violation of, the requirements of this Section 6. The Company and CEI may further avail themselves of any other legal or equitable rights and remedies that in may have under this Agreement or otherwise.

         7. Non-Interference with Business of the Company and CEI. Vlahos hereby agrees that he will not, without the express written consent of the Company, directly or indirectly, knowingly (a) hire or attempt to hire for or on behalf of himself or any other person or business organization (whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent, or consultant, or in any other capacity) any officer or other employee of the Company, CEI or any of their respective subsidiaries or affiliates, (b) encourage for or on behalf of himself or any such other person or business organization any such officer or other employee to terminate his or her relationship or employment with the Company, CEI or any of their respective subsidiaries or affiliates or (c) solicit for or on behalf of himself or any such other person or business organization any supplier, licensee, franchisee, lender, or other person with whom the Company, CEI or any of their respective subsidiaries or affiliates has a business relationship to modify, terminate or otherwise modify his, her or its relationship with the Company, CEI or any of their respective subsidiaries or affiliates.

         8. Sale of Restaurants

         In the event that Vlahos or any entity that owns or operates Champps Americana restaurants, which entity must in any event be owned and controlled by Vlahos (an "Obligated Party"), wishes to dispose of or receives an offer to purchase, directly or indirectly, one or more Champps Americana restaurants so owned or operated (which shall be deemed to include a sale of equity interests in any such entity, a merger, consolidation or other change of control of such entity, as well as a sale of assets), Vlahos shall or shall cause the relevant Obligated Party to give notice thereof to the Company and CEI. No Champps Americana restaurant can be sold or otherwise transferred by any Obligated Party to any purchaser that, in the reasonable judgment of the Company and CEI, does not meet CEI's applicable franchisee standards in effect as of the date of such proposed sale. As a condition of precedent of such sale, the purchaser shall enter into the then standard form of franchise agreement used by CEI for Champps Americana franchisees, except that the royalty rate applicable to such restaurant shall be the lesser of 1.75% or the then applicable rate for new Champps franchisees, and such other customary instruments as CEI may reasonably request consistent with its franchising program at the time. Failure by an Obligated Party to comply with the provisions of this Section 8 shall constitute a breach of the applicable franchise agreement and result in a termination thereof. Notwithstanding the foregoing provisions of this Section 8 or the Development Agreement or Franchise Agreements, the Company and CEI acknowledge that Vlahos may incorporate one or more corporations to operate the Champps Restaurants, and that Vlahos contemplates transferring up to 50% of the equity interests in such corporations to one or more third parties and the Company and CEI hereby consent to such transfers provided that Vlahos (i) continues to be the beneficial and actual owner of at least 50% of the equity interests in each such corporation and (ii) retains at all times control of and operating responsibility with respect to the each such restaurant (it being understood and agreed that the failure of Vlahos to satisfy any of the conditions set forth in the foregoing clauses (i) and (ii) shall constitute a "sale" of the applicable restaurant for purposes of Section 8 hereof).

         9. Litigation Cooperation

         Vlahos agrees to cooperate fully with the Company and CEI in the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company and CEI which relate to events or occurrences that transpired during Vlahos' employment by the Company, CEI or any of their predecessors which may transpire during Vlahos' future relationship with the Company or CEI. Vlahos' full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness when requested by the Company and CEI at reasonable times designated by the Company and CEI. The Company agrees to reimburse Vlahos for any reasonable out-of-pocket expenses incurred in connection with such cooperation, subject to reasonable documentation.

         10. Venturino v. DAKA International, Inc

         Vlahos hereby releases and discharges the Company and CEI of and from any and all causes of action, claims, suits, charges, debts, liens, contracts, agreements, covenants and demands whatsoever, in law or equity, which were or could have been asserted by Vlahos, his heirs, executors, administrators, successors and assigns in the pending litigation captioned Venturino et al. v. DAKA International, Inc. and William H. Baumhauer, Civil Action No. 96-12109-GAO (United States Court for the District of Massachusetts) (the "Venturino Action"). Vlahos hereby further agrees that he will not participate in any manner in the Venturino Action as a plaintiff or, in the event a class of plaintiffs is certified by the United States District Court (D. Mass.) or by any other court of competent jurisdiction, as a member of that certified class of plaintiffs.

         11. General Releases

         As part of the consideration for reaching this Agreement, Vlahos unconditionally and irrevocably releases and discharges the Company and CEI (and their directors, officers, employees, agents, successors, assigns, affiliates, stockholders, predecessors and successors) (collectively, the "Released Parties") from any and all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown ("Claims") which Vlahos now has or could claim to have against Unique. This general release of Claims includes, without implication of limitation, all Claims related to Vlahos' service as a Director and employee of the Company and CEI, Vlahos' activities on behalf of the Company, CEI and their affiliates and their respective predecessors and the resignation of Vlahos as a Director and employee of the Company and CEI, including, without implication of limitation, any Claims of intentional or negligent misrepresentation, any Claims of discrimination under the common law or any statute (including, without implication of limitation, Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act). Vlahos also waives any Claim for attorneys' fees or costs. Without limiting the foregoing, Vlahos agrees that Vlahos will not bring any lawsuits or charges against the Company, CEI or their representatives or any of them concerning Vlahos' service as a Director and employee, Vlahos' resignation or any other events that have occurred or matters that have arisen at any time up to the present.

         As part of the consideration for reaching this Agreement, the Company and CEI unconditionally and irrevocably release and discharge Vlahos from any and all Claims which they now have or could claim to have against Vlahos, including all Claims arising out of that certain $100,000 advance paid by CEI to Vlahos and that certain $39,000 loan by CEI to Vlahos. This general release of Claims includes, without implication of limitation, all Claims related to Vlahos' service as a Director and employee of the Company and CEI, Vlahos' activities on behalf of the Company, CEI and their affiliates and their respective predecessors and the resignation of Vlahos as a Director and employee of the Company and CEI. The Company and CEI also waive any Claim for attorneys' fees or costs. Notwithstanding the foregoing, the Company's and CEI's release and discharge of Claims does not include any Claims based on intentional tortious conduct, intentional breach of any fiduciary duty or any other intentional misconduct (collectively, "Intentional Misconduct Claims") except to the extent that an Intentional Misconduct Claim is currently known to the Company and CEI. For purposes of this Section 10, a Claim shall be considered to be known to the Company and CEI if and only if one of the Company's or CEI's officers knows of or has reason to believe facts that would give the Company or CEI a basis for initiating legal proceedings against Vlahos.

         Without limiting the foregoing and subject to the exception applicable to Intentional Misconduct Claims not known to the Company or CEI, the Company and CEI agree that they will not bring any lawsuits or charges against Vlahos based on any Claims concerning Vlahos' service as a Director or employee of the Company or CEI, Vlahos' resignation or any other events that have occurred or matters that have arisen at any time up to the present, including the $100,000 advance paid by CEI to Vlahos and the $39,000 loan by CEI to Vlahos.

         12. Entire Agreement

         Except as set forth herein, this Agreement and the agreements comtemplated hereby constitute the entire agreement between Vlahos and the Company and CEI and all previous agreements, arrangements, or promises between Vlahos and the Company and CEI are superseded, null and void. If and to the extent that the provisions hereof or of any agreement or instrument contemplated hereby conflict with or may be construed to constitute a breach of that certain Agreement and Plan of Merger among CEI, DAKA International, Inc. and CEI Acquisition Corp. dated as of October 10, 1995 or any agreement or instrument contemplated thereby or executed in connection therewith, the provisions of this Agreement or the applicable agreement or instrument contemplated hereby shall prevail so as to eliminate such potential conflict or breach.

         13. Confidentiality.

                  (a) In the course of performing services hereunder and otherwise, Vlahos has had access to confidential plans, reports, records, data, customer lists, trade secrets and similar confidential information owned or used in the course of business by the Company, CEI, their predecessors, subsidiaries and affiliates (the "Confidential Information"). Vlahos agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the
Confidential  Information  to any  person,  and  (iii) not to use,  directly  or indirectly, any of the Confidential Information for any competitive or commercial purpose other than as permitted by the Development and License Agreement; provided, however, that the limitations set forth above shall not apply to any Confidential Information which is then generally known to the public or is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Vlahos hereby agrees that all documents, data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in Vlahos' possession or control, shall be returned to the Company or CEI and remain in their possession. The term "person" as used in this letter agreement shall be interpreted broadly to include the media and any corporation, partnership, group, individual or other entity.

                  (b) In the event that Vlahos is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Vlahos shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If the Company or CEI waives compliance with the provisions of this Agreement with respect to a specific request or requirement, Vlahos shall disclose only that portion of the Confidential Information that is covered by such waiver and which is necessary to disclose in order to comply with such request or requirement. If, in the absence of a protective order or other remedy or a waiver by the Company and CEI, Vlahos is nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Vlahos may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises Vlahos is legally required to be disclosed. Notwithstanding the foregoing, in the event that Vlahos discloses Confidential Information under the terms of this subsection, Vlahos shall exercise his best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company and CEI to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

         14. Specific Performance; Severability.

                  (a) It is specifically understood and agreed that any breach of the provisions of this Agreement by either party is likely to result in irreparable injury to the other party and its affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, such other party shall be entitled to enforce the specific performance of this Agreement by the breaching party and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages. Such remedies shall not be deemed to be the exclusive remedies for a breach by such party of this Agreement, but shall be in addition to all other remedies available at law or equity to the other party. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that one of the parties has breached this Agreement, such party shall be liable for and pay to the other party on demand the legal fees and expenses incurred by such other party in connection with such litigation, including any appeal therefrom.

                  (b) In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

         15. Standstill. Vlahos agrees that, for a period of three (3) years from the Effective date, unless specifically requested by the Company in writing, neither Vlahos nor any of his affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or agents will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or
(iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined in the 1934 Act) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (c) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in subsection (a) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Vlahos also agrees during such period not to request that the Company, directly or indirectly, amend or waive any provision of this subsection (including this sentence). The provisions of clause
(a)(i) of this Section 16 shall not prohibit Vlahos from acquiring securities of the Company for investment purposes only, provided that Vlahos shall be prohibited from purchasing securities of the Company if, immediately following such purchase, Vlahos would own, directly or indirectly, more than five percent (5%) of such class of securities.

         16. Choice of Law/Consent to Jurisdiction. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota. All parties hereto hereby irrevocably and unconditionally consent to the jurisdiction of the courts of the State of Minnesota and the United States District Court for the State of Minnesota for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agree not to commence any action, suit or proceeding related thereto except in such courts. All parties hereto further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the courts of the State of Minnesota and the United States District Court for the State of Minnesota, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. All parties hereto further agree that service of any process, summons, notice or document by U.S. registered mail to their respective addresses shall be effective service of process for any action, suit or proceeding brought against them in any such court.

         17. Review of Agreement

         Vlahos acknowledges that Vlahos has been given the opportunity, if Vlahos so desired, to consider this Agreement for twenty-one (21) days before executing it. If not signed by Vlahos and returned to the Company so that the Company receives it within twenty-one (21) days of Vlahos' receipt of the Agreement, this Agreement will not be valid. In the event that Vlahos executes and returns this Agreement within less than twenty-one (21) days of the date of its delivery to Vlahos, Vlahos acknowledges that such decision was entirely voluntary and that Vlahos had the opportunity to consider this letter agreement for the entire twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, Vlahos shall retain the right to revoke this Agreement by written notice that the Company receives at or before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period.

         By signing this Agreement, Vlahos acknowledges that Vlahos is doing so voluntarily. Vlahos also acknowledges that Vlahos is not relying on any representations by the Company or CEI concerning the meaning of any aspect of this Agreement. Vlahos also acknowledges that Vlahos has been advised by the Company to obtain the advice of an attorney concerning this Agreement.

         18. Interpretation and Amendment

         In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Vlahos or the Company and CEI. The law of Minnesota will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement. This Agreement may be modified by a written agreement signed by Vlahos and an authorized representative of the Company and CEI.

         19. Nondisparagement, Cooperation and Communications

                  (a) Vlahos agrees to avoid making, uttering, circulating or otherwise disseminating any facts, comments or opinions (i) which might reasonably be construed as disparaging to the Company or CEI, any members of their management, any members of their Boards of Directors, or any of their employees or agents, (ii) which might reasonably be construed as disparaging with respect to any of the Company's or CEI's business practices, strategies or performance or (iii) which disrupts or impairs the Company's or CEI's normal operations or harms their reputation, including actions or statements that would result in the filing of any claims, lawsuits, or charges against the Company, CEI or any of their affiliates. Additionally, Vlahos agrees not to cooperate with any person or party who brings, or threatens to bring, or has brought any action against the Company, CEI or any of their affiliates and will furnish information to such adverse person or party only to the extent required by law or by duly issued legal process. Vlahos agrees that from the date of Vlahos' receipt of this Agreement, Vlahos will cooperate fully with the Company and CEI in arranging for an orderly and professional transition of Vlahos' responsibilities.

                  (b) The Company and CEI agree to avoid making, uttering, circulating or otherwise disseminating any facts, comments or opinions (i) which might reasonably be construed as disparaging to Vlahos or any of his employees or agents, (ii) which might reasonably be construed as disparaging with respect to any of Vlahos' business practices, strategies or performance or (iii) which disrupts or impairs the normal operations of Vlahos' business or harms its reputation, including actions or statements that would result in the filing of any claims, lawsuits, or charges against Vlahos or any of his affiliates. Additionally, the Company and CEI agree not to cooperate with any person or party who brings, or threatens to bring, or has brought any action against Vlahos or any of his affiliates and will furnish information to such adverse person or party only to the extent required by law or by duly issued legal process.

                  (c) Vlahos shall promptly deliver to the Company a resignation letter in the form of Exhibit D. Any statement that Vlahos makes concerning the reason for termination of Vlahos' employment or service as a Director of the Company shall be consistent with Exhibit E.

                  (d) This Section 19 shall not be considered to be violated by any statements made (i) in testimony in legal proceedings; or (ii) to the extent reasonably necessary in the course of prosecution or defense of a legal action arising from an alleged breach of this Agreement.

         20. Waiver

         No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         21. Notices

         Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to Vlahos at the last address Vlahos has filed in writing with the Company or, in the case of the Company or CEI, at their main offices, attention of the General Counsel.

         22. Successors: Binding Agreement.

         The Company and CEI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or CEI expressly to assume and agree to perform this Agreement to the same extent that the Company or CEI would be required to perform it if no such succession had taken place. This Agreement may not be assigned by Vlahos and shall be binding on Vlahos' heirs, executors and administrators.

                                  [end of text]

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company and CEI, by their duly authorized officer, and by Dean
P. Vlahos, as of the date first above written.

                            UNIQUE CASUAL RESTAURANTS, INC.


                            By: _________________________________
                                     Name:
                                     Title:


                            CHAMPPS ENTERTAINMENT, INC.


                            By: _________________________________
                                     Name:
                                     Title:



                            -------------------------------------
                            Dean P. Vlahos

                                    EXHIBIT A

                 MINNETONKA RESTAURANT ASSET PURCHASE AGREEMENT

                                    EXHIBIT B

             FORM OF MINNETONKA AND EDEN PRAIRIE FRANCHISE AGREEMENT

                                    EXHIBIT C

                    CHAMPPS RESTAURANT DEVELOPMENT AGREEMENT

                                    EXHIBIT D

                              LETTER OF RESIGNATION

                                    EXHIBIT E

                                  PRESS RELEASE